Exhibit 99.1

DIGITAL REALTY TRUST, L.P.

DIGITAL REALTY TRUST, INC.

September 14, 2010

The Depository Trust Company

Proxy Department

55 Water Street

New York, NY 10041

Re: Notice of Adjustment to Exchange Rate of our 5.50% Exchangeable Senior Debentures due 2029

To the Holders of our 5.50% Exchangeable Senior Debentures due 2029:

Reference is made to the Indenture, dated as of April 20, 2009 (the “Indenture”), by and among Digital Realty Trust, L.P., a Maryland limited partnership (the “Operating Partnership”), as issuer, Digital Realty Trust, Inc., a Maryland corporation (the “Corporation”), as guarantor, and Wells Fargo Bank, National Association, as trustee, relating to the Operating Partnership’s 5.50% Exchangeable Senior Debentures due 2029 (the “Debentures”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Indenture.

In each quarter beginning with the quarter ended September 30, 2009 and through the quarter ended September 30, 2010, the Corporation has declared and paid dividends on the Corporation’s common stock in excess of the Reference Dividend set forth in Section 13.05(d) of the Indenture (the “Dividends”). On an aggregate basis, the Dividends have triggered a requirement under Section 13.05(d) of the Indenture that the Exchange Rate of the Debentures be adjusted. Pursuant to Section 13.05 of the Indenture, adjustments to the Exchange Rate are not required until the adjustment would require an increase or decrease of at least 1% of the Exchange Rate; provided that any adjustment that is not made is carried forward and taken into account in any future adjustment.

Pursuant to Section 13.05 of the Indenture, the Corporation hereby gives notice to the holders of the Debentures that, effective September 13, 2010, the Exchange Rate has been adjusted to 23.5360 shares of Common Stock per each $1,000 principal amount of the Debentures, subject to adjustment as provided in the Indenture.

Very truly yours,

DIGITAL REALTY TRUST, L.P.
DIGITAL REALTY TRUST, INC.

By: DIGITAL REALTY TRUST, INC.

By:	/s/ Joshua A. Mills

Name:	Joshua A. Mills
Title:	General Counsel and Assistant Secretary